Exhibit 10.25

Strictly Private & Confidential

1 December 2023

The Directors

Bionomics Limited

200 Greenhill Road

Eastwood, SA 5063

Australia

FAO: Spyros Papapetropoulos

Dear Sirs

Appointment as Financial Adviser

1	INTRODUCTION

This letter of engagement (the “Engagement Letter”) sets out the terms on which WG Partners LLP, (“WG Partners”), has agreed to provide the financial advisory services set out below to Bionomics Limited (the “Company”). Such appointment will be upon the terms and conditions set out in this Engagement Letter, which include WG Partners’ standard terms and conditions attached as Schedule 1 to this letter (the “Terms and Conditions”).

2	SCOPE OF OUR ENGAGEMENT

2.1	In this role we will provide such of the following advice and services (the “Services”) as the Company may require including:

(a)	assist the Company with its preparation of institutional investor marketing materials and presentations intended to promote shareholder value and prominence within the investment community;

(b)	introduce the Company to institutional investors and provide periodic updates on Company news and information to those investors;

(c)	general financial advisory services, including, but not limited to, valuation work related to the Company’s existing portfolio;

(d)	where appropriate assist the Company with business development work;

(e)	assist the Company with respect to its consideration of potential financing requirements, including help to identify potential cornerstone investors for any potential future financings (to be governed by a separate broker engagement letter as and when appropriate); and

(f)	any other advice and services reasonably incidental to an engagement of this nature.

WG Partners LLP is authorised and regulated by the Financial Conduct Authority No. 595861

85 Gresham Street, London EC2V 7NQ

2.2	The duties and responsibilities of WG Partners under this Engagement Letter are limited solely to those expressly specified in it. In particular you accept that this Engagement Letter does not cover:

●	any advice, communication or report that we may be asked to make to a third party (for example to your legal or other professional advisors); or

●	any work resulting from or consequent upon the performance of the services outlined above (for example in relation to any transaction, deal or equity fundraising arising from our financial advisory services).

Any such work not covered by this Engagement Letter is subject to our agreement by means of a separate engagement letter and shall be charged for by way of a separate (and additional) fee to be mutually agreed upon. WG shall not be obliged to provide any other advice or service unless we expressly agree to do so. For the avoidance of doubt, the Company shall not be obliged to use WG Partners for any additional service or pay any additional fee to WG Partners unless the Company expressly agrees to do so under a separate engagement letter.

2.3	Any work we have already performed in connection with this Engagement Letter before the date of it will be governed by it.

3	MATTERS OUTSIDE SCOPE OF ENGAGEMENT

3.1	The duties and responsibilities of WG Partners under the Engagement shall be limited to those expressly set out in this letter and, for the avoidance of doubt, shall not include WG Partners:

(a)	giving tax, legal, accountancy or actuarial advice or, other than as expressly set out in paragraph 2 above, any other specialist or technical advice or services; or

(b)	giving advice on any aspects relating to regulatory requirements outside the United Kingdom; or

(c)	being obliged to sell, acquire, place, underwrite or sub-underwrite any investments; or

(d)	providing services as receiving bankers or registrars; or

(e)	other than as expressly set out in paragraph 2 above, giving general financial or strategic advice.

3.2	WG Partners emphasises that any valuation advice which WG Partners provides will be given on the understanding that, unless otherwise expressly agreed, WG Partners does not accept responsibility for the accounting or other data and commercial assumptions on which such a valuation is based, which remain the Company’s responsibility to assess and evaluate.

3.3	It is the responsibility of the Company to inform itself of the work performed by and the advice given by its other advisers.

3.4	Where specialist advice is obtained by the Company, WG Partners shall be entitled to rely upon such advice without having any responsibility to verify its accuracy.

4	FEES AND EXPENSES

4.1	In consideration of WG Partners’ agreement to provide the Services under this Engagement Letter, the Company agrees to pay WG Partners a retainer fee of 15,000 USD per month, plus VAT where applicable, which fee shall accrue on a daily basis from the date of appointment until the date of termination of the agreement constituted by this Engagement Letter and shall be paid monthly within 15 days of receipt of the invoice for such Services.

4.2	The Company agrees to pay any disbursements incurred by WG Partners in the course of carrying out the Services together with any applicable VAT or other applicable tax (as further detailed at paragraph 6 of the Terms and Conditions. Amounts due under this Clause 4.2 shall be payable within 15 days of receipt of the invoice for such expense (which shall not exceed individually or in the aggregate the expense cap set forth in paragraph 6 of the Terms and Conditions).

4.3	Any services other than those specified in this Engagement Letter which are provided by WG Partners to the Company shall be invoiced separately on terms to be agreed between WG Partners and the Company. It is further agreed that if you wish us to assist with a specific project or transaction beyond an initial exploratory stage, the Company and WG Partners will mutually agree the scope of services to be provided and the related transaction fees which will be recorded in a separate engagement letter.

4.4	WG Partners reserve the right to charge interest on any outstanding balances at an annual rate of 7.5% if not paid promptly (within 15 business days of receipt of an invoice), and any past waiver in respect of the payment of such interest shall not preclude WG Partners from requesting such payment arising from monies owed in connection with the Engagement Letter.

5	STANDARD TERMS AND CONDITIONS AND INDEMNITY

The Terms and Conditions contained in Schedule 1 and the indemnity contained in Schedule 2 are deemed to be part of this Engagement Letter. By executing the counterpart of this letter the Company accepts such Terms and Conditions and agrees to be bound by the indemnity contained in Schedule 2. Where there is any conflict between the express terms of this Engagement Letter and the Terms and Conditions in Schedule 1, the terms of this Engagement Letter will prevail.

6	ACKNOWLEDGEMENTS

6.1	WG Partners agrees, acknowledges and understands the private placement exemption restrictions and other rules imposed in the sharing of any material non-public information and the restrictions on trading, placed upon it and any investors in connection with the discussions and communications related to garnering interest in and investment by any potential investor in the Company and any form of its securities, and that it shall adhere to and comply with all applicable rules and regulations, including U.S. private placement exemptions and in relation to certain registered offering structures, confidentiality and wall-crossing procedures which may be implemented by the Company in connection with the Company’s fundraising matters related and thereto, and that failure to abide by or act in accordance with such legal and compliance framework could result in liability to WG Partners.

6.2	The Company agrees to discuss and negotiate in good faith the entry into a future engagement with WG Partners in connection with any financing that stems from the work undertaken under this Engagement Letter, the specific details of which shall be set forth under a separate engagement letter, or by amendment to this Engagement Letter, as the case may be.

6.3	The Company acknowledges and confirms that WG Partners may take such steps as it considers necessary or desirable to comply with legal or other regulatory requirements relevant to any services provided by it to the Company provided that it shall give prior written notice of any such steps to the Company.

6.4	The Company undertakes and where appropriate confirms that during the term of this Engagement Letter:

(a)	it will comply on a timely basis with all relevant laws and regulations and codes of conduct applicable to it in any jurisdiction;

(b)	it will inform WG Partners as soon as reasonably practicable upon becoming aware of any material breach by the Company and/or any director of any applicable law;

(c)	it will notify WG Partners as soon as reasonably practicable of any information which is required to be notified to a Regulatory Information Service pursuant to any applicable law;

(d)	it will offer WG Partners the opportunity to act as the Company’s adviser in relation to potential acquisitions or mergers or such other transactions, each in the Company’s sole discretion (in the absence of any conflict of interest which would disqualify WG Partners from so acting), and if determined to move forward together, then on terms to be mutually agreed under separate engagement; and

(e)	it will comply at all times with the principles of appropriate corporate governance codes of conduct in so far as is practicable and appropriate for a company of the Company’s size.

7	TERM AND TERMINATION

7.1	All of the parties hereto shall have the right to terminate the WG Partners’ services hereunder, with or without cause on giving one month’s written notice, following an initial 3 month period. Any termination shall be without liability or continuing obligation to the other party (except for any compensation earned and expenses incurred by WG Partners to the date of termination) and provided that the confidentiality, indemnification and governing law provisions will remain operative regardless of any such termination.

7.1	If WG Partners’ services are terminated by the Company, save where such termination is as a result of breach by WG Partners of its obligations under this Engagement Letter, and the Company undertakes a fundraising within a twelve month period of such termination with investors introduced to the Company by WG Partners, the Company shall pay WG Partners commission in line with the terms agreed with the advisors engaged for such fundraising. However, such commission will not be less than 5 per cent of the gross amount received from investors introduced by WG Partners. WG Partners and the Company will agree in writing on the carve-out and schedule these investors in any placement or underwriting agreement involving another bank. Current holders (Apeiron, Lynx1, Tang, Point72, Octagon, Apo Asset Management, Yaax, Perceptive) and Investors that have recently expressed interest in investing (Knoll, LifeSci, Longitude, Armicist, Korify, Infinitas) are excluded from future commissions.

7.2	Any termination of this Engagement Letter (whether in whole or in part) shall be effected in accordance with paragraph 10 of Schedule 1 (Notices and Communications) of the Terms and Conditions. The obligations and liabilities of the parties accrued as at the date of termination under paragraphs 4 (Fees and Expenses); 7 (Termination), the Terms and Conditions contained in Schedule 1 and the indemnity contained in Schedule 2 shall not be extinguished in the event of any such termination.

8	FCA CLIENT CLASSIFICATION

On the basis of the information provided to it by the Company, WG Partners has categorised the Company as and the Company agrees to be treated as a retail client for the purposes of the FCA Rules. WG Partners normally seeks to categorise clients as professional clients wherever possible but, in the case of the Company, WG Partners has determined that this is not possible. The Company may request to be treated as a professional client by WG Partners, which would entail a lower level of regulatory protection under the FCA Rules.

9	ACCEPTANCE

Please confirm the Company’s acceptance of the terms of this Engagement Letter by signing below and returning one executed copy to us.

Yours faithfully

WG Partners LLP

Authorised signatory

Accepted by:

/s/ Spyridon Papapetropoulos
Authorised Signatory for and on behalf of Bionomics Limited

SCHEDULE 1

TERMS AND CONDITIONS

1	APPLICATION

These Terms and Conditions (the “Terms”) will apply to the services which WG Partners LLP (“WG Partners”) will provide to the Company pursuant to the letter of engagement (the “Engagement Letter”) of which these Terms form part (the “Engagement”).

2	AUTHORITIES

(a)	WG Partners is authorised by the Company to do anything which, in WG Partners opinion, is necessary either to carry out the services contemplated in the Engagement Letter (including acting as the Company’s agent or through agents) or to act in accordance with any applicable laws, rules, regulations, authorisations, consents or practice as may be appropriate. The Company agrees that it shall approve and confirm everything lawfully done by WG Partners in the exercise of such discretion.

(b)	WG Partners shall not be responsible for providing specialist advice in any circumstances where the Company has agreed to procure, or would usually procure, such advice from others (for example, accounting, regulatory, legal, pensions or taxation matters) and WG Partners shall not be liable in relation to any advice or services provided to the Company by persons other than WG Partners.

(c)	WG Partners shall be entitled to believe that any information and/or instructions given by an individual that is a director, duly authorised executive officer or authorised agent of the Company have been properly authorised by the Company.

3	PROVISION OF INFORMATION

(a)	The Company agrees to provide WG Partners with all material information in its possession relevant to the Engagement and to keep WG Partners fully informed of all strategies, developments, discussions and proposals relevant to the business or operations of the Company and its subsidiaries, in particular where these may have any effect on the Engagement, with access to the Company’s directors, officers and employees and professional advisers, as appropriate. WG Partners will rely on the Company to ensure that any information made available to WG Partners and/or third parties or otherwise published is information that the Company is legally entitled to provide for the purpose for which it is intended to be used and without committing a breach of any obligation owed by the Company to a third person or otherwise infringing any legal, regulatory or equitable rights of any third parties whatsoever and that such information is true, fair, complete and accurate and not misleading in any material respect. The Company agrees that WG Partners will not be responsible or liable for the verification of such information or its accuracy. If the Company subsequently becomes aware that any such information is not correct, it will notify WG Partners immediately and take all such steps as WG Partners may reasonably require in order to correct such information or any statement made in connection with it. The Company shall ensure that all statements and documents made and/or published by it (the “Materials”) or on its behalf in relation to the Engagement will only be made or published after WG Partners has been consulted.

(b)	If WG Partners is asked by the Company to approve, in its capacity as an authorised person, or to issue on its behalf any document, information, public announcement or other material which constitutes or might constitute a financial promotion under section 21 of the Financial Services and Markets Act 2000 (“FSMA”), then, should it agree to act, WG Partners shall duly consider such material and may in its discretion:-

(i)	require further information from the Company so that WG Partners may approve any document;

(ii)	acting reasonably, require the Company to make such modifications or amendments as WG Partners considers necessary or desirable before it will approve or issue the material;

(iii)	impose such limitations on its approval as it may reasonably deem appropriate;

(iv)	require the Company to cease to distribute any document, information or other material in relation to the marketing of its shares if at any time WG Partners becomes aware of information which in its reasonable opinion renders the document or material untrue or inaccurate in any material respect; and/or

(v)	require the Company to confirm in writing that the contents of every document or public announcement made by the Company are fair, clear and not misleading.

(c)	WG Partners shall be entitled to assume that matters which may be material for disclosure or otherwise material in the context of the Engagement will be brought to its attention by the Company and furthermore, WG Partners will only provide its services on the basis of information disclosed to it.

(d)	If for any reason an announcement, communication or document published or statement made by the Company or on its behalf relating to this Engagement is made without prior consultation with WG Partners, the Company acknowledges that WG Partners will be entitled to publish any announcements, documents, statements or communications it considers appropriate and to require the Company to vary or withdraw the relevant statement.

4	USE OF MATERIAL

Any reports or papers produced by WG Partners for the Company, in either draft or final form, will be exclusively for the use and benefit of the Company in connection with the Engagement and may not be relied on for any other purpose or made available for distribution or disclosure to other persons unless otherwise agreed in advance in writing by WG Partners. Notwithstanding any consent granted by WG Partners, WG Partners shall not under any circumstances have any responsibility whatsoever to any third party to which any advice or report is disclosed or otherwise provided, other than as set forth in this Engagement Letter. No reference to WG Partners or to its advice is to be made in any publication made by the Company or any subsidiaries or any holding company of the Company or by any subsidiary or associated company of any such holding company or on their behalf, without the prior written consent of WG Partners, unless such reference is required by any applicable legal or regulatory obligation and WG Partners is notified without delay afterwards. All correspondence records, work products and other papers held in any form (including on disk or any other media) in WG Partners possession or control relating to the Engagement or the subject matter of the Engagement Letter shall be the sole property of WG Partners, save for original contracts, share certificates and other original documents held to the Company’s order.

5	CONFIDENTIALITY

WG Partners agrees not to use any information obtained from the Company for any unlawful purpose and to keep confidential and not to disclose any material non-public information to any person, except that:

(a)	WG Partners may disclose any information which becomes publicly available other than by reason of wrongful disclosure by WG Partners;

(b)	WG Partners may disclose only such information: (i) which it concludes is or may be necessary or desirable to be disclosed by law or rule or regulation or pursuant to any court or administrative order or ruling or in any pending legal or administrative proceeding or investigation; (ii) pursuant to the requirements of any regulatory authority (including without limitation the Financial Conduct Authority (“FCA”), the London Stock Exchange plc (“LSE”), any other recognised or designated stock exchange or, to the extent possible, following notice to and consent by the Company, to the Panel on Takeovers and Mergers (“Panel”)); or (iii) to its respective insurers, where information is required to be disclosed or disclosure is necessary in order to comply with the relevant policy or to preserve WG Partners rights thereunder in each case after first notifying the Company if reasonably practicable to do so; and

(c)	WG Partners may disclose any information to its employees, agents, legal and other professional advisers or to third parties strictly in order to comply with applicable data protection laws and, with the consent of the Company, to any other person that WG Partners considers necessary or desirable in order to perform any of the services related to the Engagement. The Company acknowledges that it will not unreasonably withhold or delay such consent.

(d)	At any time, the Company may request the destruction of all confidential information disclosed to WG Partners, and WG Partners agrees to promptly comply with any such request to destroy such information, followed by or simultaneously with the written confirmation of the destruction of such confidential information.

6	EXPENSES

In consideration of WG Partners accepting the Engagement, the Company agrees to pay (without any set-off, deduction or withholding, save as required by law) any fees, and reasonable charges and expenses set out in the Engagement Letter, or incidental to, or incurred in connection with, the Engagement forthwith after the issue of a WG Partners invoice in respect thereof (together with any applicable value added taxes, stamp duty, stamp duty reserve tax or similar tax), including (without limitation) all reasonable out-of-pocket and other expenses incurred by WG Partners (including but not limited to travel and hotel expenses) and any charges levied by regulators or stock exchanges and the reasonable fees and expenses of all legal, accountancy, and other professional advisers engaged by WG Partners. If the Company is obliged to make any deduction or withholding on account of any tax of any nature, the amount payable shall be grossed up to the extent necessary to ensure that after such deduction or withholding the amount otherwise payable remains. Notwithstanding anything to the contrary in this section 6, or in connection with the Engagement Letter, unless otherwise agreed in writing, in no event will the Company be liable for direct or indirect expenses of WG Partners in excess of $5,000 USD.

7	CONFLICTS OF INTERESTS

(a)	WG Partners is engaged in a range of investment business (and possibly including, on occasion, dealing with the Company as principal in a transaction). This may give rise to situations where WG Partners, under the FCA Rules or under the general law: (i) has, directly or indirectly, an interest, relationship and/or arrangement which may involve a potential conflict with WG Partners duty to the Company whether in relation to the engagement or otherwise; and/or (ii) may have other clients whose interests directly or indirectly conflict with those of the Company, (collectively termed “Conflicts of Interest”).

(b)	Situations in which Conflicts of Interest may arise include (without limitation):

(i)	WG Partners or a related company may acquire shares and/or rights over or in respect of any such shares in lieu of fees payable by the Company; and

(ii)	Investment management companies in the same corporate group as WG Partners may hold or effect transactions in shares in the Company in other circumstances.

(c)	The Company acknowledges and agrees that:

(i)	WG Partners, its associates and/or persons connected to WG Partners, individually or taken as a whole, may have Conflicts of Interest;

(ii)	the employees of WG Partners involved in the provision of services to the Company pursuant to the Engagement Letter may (due, for example, to Chinese Walls) be unaware of, and in any event be required to disregard, any Conflicts of Interests (other than such WG Partners persons who have a director position with the Company, who are aware of such conflict and have agreed that, in their role as a Company director, shall not have any vote or decision making authority on such matters related to this Engagement Letter or the Services or remuneration arising hereunder in his capacity with the Company);

(iii)	WG Partners may act for the Company despite the existence of a Conflict of Interest, but only in an arm’s-length capacity in good faith, and as per customary corporate governance best practices; and

(iv)	WG Partners may not be able to and reserves the right to decline to arrange any transaction or give advice or make any recommendation to the Company in the event of an actual or potential Conflict of Interest.

(d)	If a Conflict of Interest arises, it is WG Partners policy in providing services to clients, to do so on a consistent basis to ensure, so far as circumstances permit, that all are treated fairly and equally.

(e)	WG Partners is not under an obligation to disclose that WG Partners, its associates and/or persons connected to WG Partners has a Conflict of Interest or that in a particular circumstance a Conflict of Interest or duty may exist, where WG Partners has managed such Conflict of Interest to ensure, with reasonable confidence, that risks of damage to the Company’s interests will be prevented.

(f)	Where it is not possible to manage a Conflict of Interest appropriately, as described above, WG Partners will disclose the general nature and/or source of the Conflict of Interest in sufficient detail to enable the Company to take an informed decision about whether or not it wishes to proceed with the business in question. If the Company requires any further information about any Conflict of Interest which WG Partners does disclose, or wishes to know more about how WG Partners manages Conflicts of Interest generally, the Company should speak to its usual contact at WG Partners.

(g)	Neither WG Partners, its associates nor any persons connected to WG Partners shall be liable to account to the Company for any profit, commission or remuneration made or received from or by reason of the provision of services to a client where a Conflict of Interest arises, unless otherwise provided. Except in respect of fees, commissions and non-monetary benefits paid or given to or by the Company or persons acting on the Company’s behalf and proper fees necessary for the provision by WG Partners of its services, if WG Partners pays, gives or receives any fees, commissions or non-monetary benefits in relation to the provision of its services to the Company, details of the existence, nature and amount of such fees, commission or non-monetary benefits shall be disclosed to the Company.

(h)	The Company agrees that WG Partners does not have a duty to disclose any matter which comes to its notice in the course of its business if doing so would constitute a breach of duty owed to other persons.

(i)	WG Partners will procure that all information relating to the Company (whether provided by or on behalf of the Company or generated by WG Partners) will be kept confidential and will not be communicated within WG Partners except to those working on the Company’s affairs and who have a need to know such information. This provision does not apply to information which is in the public domain otherwise than as a result of a breach of the Engagement Letter.

8	LEGAL AND REGULATORY REQUIREMENTS

The Company confirms that any provision of information and its entering into and performance under this Engagement Letter will not involve a breach by it of any contractual, legal or regulatory obligation and undertakes that it possesses all necessary powers and has obtained all necessary authorisations, consents and approvals to validly and lawfully enter into the Engagement Letter, these Terms and the Indemnity set out in Schedule 2.

The Company undertakes that (save as expressly disclosed to WG Partners in writing) it has, and undertakes that it shall maintain, all necessary consents and authorisations which are necessary or desirable in relation to the Engagement and the performance by WG Partners of its obligations under the Engagement Letter. The Company agrees that it will comply and will procure that all of its subsidiaries will comply with all relevant laws and regulations and codes of conduct applicable to it in any jurisdiction. In fulfilling its obligations to the Company pursuant to the Engagement Letter, WG Partners is also subject to (as well as the range of applicable laws) the rules and regulations and the requirements of various regulators. The Company agrees that the duties owed by WG Partners to it will not restrict the freedom of WG Partners to take all steps that it deems necessary in order for it to comply with any applicable laws, rules and regulations.

The Company undertakes to obtain appropriate advice (including legal advice) in respect of all laws and regulations which may be applicable to it in the UK or any other jurisdiction in connection with the Engagement and to communicate such advice to WG Partners if it is or may be relevant to the provision by WG Partners of its services to the Company.

9	REGULATORY INFORMATION

(a)	WG Partners LLP’s (which is registered in England and Wales with Partnership number OC369354) principal place of business is at 85 Gresham Street, London EC2V 7NQ. WG Partners is authorised and regulated by the Financial Conduct Authority (“FCA”) (with firm reference number 595861), whose address is 12 Endeavour Square, London, E20 1JN.

(b)	The Company acknowledges that all services provided by WG Partners under this Engagement Letter are subject to the FCA Rules.

(c)	The Company acknowledges that transactions in the Company’s shares pursuant to the Engagement are not subject to the following requirements under the FCA Rules:

●	The ‘best execution’ obligation (on the basis that there is no ‘order’ in such shares to be executed).

●	The requirement to assess ‘suitability’ (on the basis that the Company does not enter into any such transaction as an investor or potential investor).

●	The requirement to assess ‘appropriateness’ (on the basis that there is no ‘order’ in such shares to be executed and the Company does not enter into any such transaction as an investor or potential investor)

(d)	WG Partners aims to offer the Company an efficient and effective service and to that end should the Company feel unhappy with any aspect of the service it receives from WG Partners, it should not hesitate to contact WG Partners LLP, 85 Gresham Street, London EC2V 7NQ. If WG Partners is unable to resolve a complaint satisfactorily, the Company may have the right to complain to the Financial Ombudsman Service, although in most cases a corporate finance client is unlikely to qualify as an eligible complainant, particularly if classified as a ‘professional client’ for the purposes of the FCA Rules. Further details may be obtained from WG Partners or at www.financial-ombudsman.org.uk.

10	NOTICES AND COMMUNICATIONS

(a)	Notices given pursuant to any of the provisions of the Engagement Letter shall be in writing, personally delivered, emailed or mailed, first class postage prepaid, to: (a) Bionomics Limited, 200 Greenhill Road, Eastwood, SA 5063, Australia for the attention of Spyros Papapetropoulos MD, PhD. (spyros@bionomics.com.au) and (b) WG Partners LLP, 85 Gresham Street, London EC2V 7NQ for the attention of Nigel Barnes Esq. (nigel@wgpartners.co.uk), or to such other address as either party may have notified to the other in accordance with this paragraph. Any such communication shall be deemed to have been received on the same day if sent by email before 5.00 p.m. on a working day, at 9.00 a.m. (and successful transmission can be presumptively demonstrated by return email or other means (which may be automated)) on the next working day if personally delivered, and at 9.00 a.m. on the fifth working day after the date of mailing if mailed as aforesaid. A “working day” shall mean a day other than a Saturday or a Sunday or recognised public holiday in England.

(b)	For day to day instructions and subject to paragraph 2(c) above, the Company authorises WG Partners to communicate in relation to the Engagement Letter and/or the Engagement with all persons involved in the Engagement including, without limitation, the Company’s own employees and any third party advisers or agents, by means of electronic mail, including the internet, in addition to other means of communication.

11	DATA PROTECTION

To enable WG Partners to provide its services pursuant to this Engagement Letter, WG Partners will process and enter into its systems information comprising personal data (including in limited circumstances special category personal data as defined by the General Data Protection Regulation 2016/679 (EU)(GDPR) to the extent that it applies in England). WG Partners shall process such personal data in accordance with applicable data protection legislation and its data protection policy and the Company shall (and shall procure that any of its employees, officers, representatives or other agents shall) collect any necessary permission, provide any necessary notice and do all such other things as are required under the data protection legislation in order for it to disclose personal data to WG Partners for the purposes described therein.

12	ILLEGALITY

If any provision of the Engagement Letter contravenes applicable law or regulation or is declared void or unenforceable by a court or administrative body of competent jurisdiction, the validity of the remaining provisions of the Engagement Letter shall not be affected thereby.

13	RECORDING OF TELEPHONE CONVERSATIONS

WG Partners may record telephone calls. These records (if made) will be the sole property of WG Partners and will be evidence of orders or instructions given by the Company. Any recordings made may be retained by WG Partners.

14	MISCELLANEOUS

(a)	The Engagement Letter is made solely for the benefit of the Company and WG Partners, in the case of WG Partners for itself and as trustee (with sole discretion as to acting in such capacity) for the benefit (and not the burden) of the Engagement Letter for each of its affiliates, legal and other professional advisers, the respective directors, officers and agents of the foregoing and any person controlling. Except pursuant to paragraph 6 of these Terms, no other person shall acquire or have any rights under or by virtue of the Engagement Letter.

(b)	For the purposes of the Engagement Letter, “affiliate” means any group undertaking (as defined in section 1161 of the Companies Act 2006) or any associated company (as defined in section 256 of the Companies Act 2006) of any such group undertaking.

(c)	WG Partners may process, store and retain by computer or otherwise any information (including personal data) obtained about the Company as a consequence of this and any other agreement the Company may enter into with WG Partners. All collated information, including databases on which such information is stored, held by WG Partners is and shall remain the property of WG Partners.

(d)	The Company authorises WG Partners to make such enquiries and obtain such references as it may consider necessary to fulfil its statutory obligations under the UK Money Laundering legislation (in particular pursuant to the Money Laundering Regulations 2003 and 2007, the Anti-Terrorism Crime and Security Act 2001 and the Proceeds of Crime Act 2002). The Company authorises WG Partners to make such further enquiries and obtain such further references as it may from time to time consider necessary for continuing compliance with its statutory obligations under such legislation.

(e)	The Engagement Letter may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(f)	Time is of the essence in relation to the Engagement Letter and/or the Engagement with regard to (i) all payments to be made by the Company to WG Partners and (ii) all notices to be served by any party to the Engagement Letter.

(g)	Save to the extent that third party rights are conferred in the Engagement Letter on a person by express reference to the Contracts (Rights of Third Parties) Act 1999, a person who is not a party to the Engagement Letter has no right to enforce any of its terms under that Act. Where by reason of that Act, a third party is entitled to enforce any term of the Agreement, all provisions of the Agreement which would assist that third party in connection with the enforcement of a right conferred upon him also apply to him. However, the Agreement may be waived or terminated as provided in the Agreement without the consent of or notice to any person who may have a right under the Agreement to enforce any term of it pursuant to that Act.

15	ENTIRE AGREEMENT

This Engagement Letter (comprising WG Partners standard terms and conditions and indemnity attached thereto as Schedule 1 and Schedule 2 respectively) represents the entire agreement and understanding between the Company and WG Partners in relation to the appointment of WG Partners in relation to this Engagement and supersedes all prior agreements (if any) relating to this Engagement.

16	GOVERNING LAW

The Engagement Letter shall be governed by, and construed in accordance with, English law and the parties submit to the exclusive jurisdiction of the English Courts.

SCHEDULE 2

LIMITATIONS ON LIABILITY AND INDEMNITY

1.	No claim shall be made against WG Partners or any partner, director, officer, employee of or consultant or adviser to WG Partners from time to time (each of which is referred to in this Schedule as an “Indemnified Person”) by the Company or any of its subsidiaries (each of which is referred to in this Schedule as the “Company”) to recover any loss, damage, liability, cost, charge or expense which the Company, the directors of the Company, any investor in, guarantor of, any lender of debt financer to the Company, or any subscriber/purchaser of any of the securities or any subsequent purchaser or transferee thereof, may suffer or incur by reason of, arising directly or indirectly out of or in connection with the carrying out by or on behalf of WG Partners of its obligations under this Engagement Letter or the provision by or on behalf of WG Partners of services to the Company whether under this Engagement Letter or otherwise unless such loss, damage, liability, cost, charge or expense arises from the fraud, negligence, misconduct, noncompliance with relevant and applicable law or wilful default of WG Partners or a breach by WG Partners of its duties or obligations or the terms hereof.

2.	In consideration of WG Partners agreeing to carry out its obligations to the Company under this Engagement Letter, the Company hereby undertakes to WG Partners to indemnify each Indemnified Person against all or any claims, actions, liabilities, demands, proceedings or judgements made, brought or established against any Indemnified Person in any jurisdiction:

2.1	by reason of, arising directly or indirectly out of or in connection with the carrying out by or on behalf of WG Partners of the Services under or in connection with this Engagement Letter; or

2.2	arising out of an actual or alleged breach by the Company of any provision of this Engagement Letter; or

2.3	arising out of any documents issued in connection with the activities contemplated by this Engagement Letter (the “Company Documents”) not containing, or being alleged not to contain, all information required by statute or otherwise to be stated therein, or any statement contained therein being, or being alleged to be, incomplete, untrue, incorrect, inaccurate, unfair, misleading, unreasonable, defamatory or being derived, directly or indirectly, from information obtained improperly or illegally in any respect whatsoever by any person other than an Indemnified Person; or

2.4	any of the Company Documents failing or being alleged to fail to disclose all material information necessary to enable an informed assessment to be made of the assets and liabilities, financial position, profits and losses, and prospects of the Company or of the rights attaching to any of the securities issued by the Company in connection with the activities contemplated by this Engagement Letter; or

2.5	arising out of the failure or alleged failure by the Company to comply with applicable provisions of the Companies Act 2006 as amended (the “Companies Act”), FSMA or any other requirements of statute or regulation in any jurisdiction;

including (without limitation) any loss, damage, liability, cost, charge or expense (including, without limitation, reasonable professional fees) incurred by an Indemnified Person as a result of investigating, preparing, disputing, defending or settling any actual or potential claim or mitigating any loss on its part.

3.	The indemnity in this Schedule in favour of an Indemnified Person shall not apply to the extent that the loss, damage, liability, cost, charge or expense arises from the fraud, negligence or wilful default of or a breach by an Indemnified Person of this Engagement Letter or of its duties or obligations.

4.	WG Partners enters into this indemnity for itself (and as agent and trustee for each of its other Indemnified Persons) on the following terms:

4.1	only WG Partners may decide whether or not to enforce the right of any Indemnified Person under the trust (and only it may decide the terms of that enforcement) or investigate a matter or give information to another Indemnified Person in connection with the trust;

4.2	notwithstanding the trust, WG Partners may enter into any agreement, arrangement or transaction with any person (including, without limitation, any other party to this Letter) and may deal with its rights or the rights of any other Indemnified Person under this Letter without regard to the interest of any other Indemnified Person and shall not be liable to account to any other Indemnified Person for any benefit realised by that agreement, arrangement or transaction; and

4.3	WG Partners shall not be liable to any Indemnified Person for any of its acts or omissions as trustee.

5.	For the avoidance of doubt, the indemnity in this Schedule is in addition to, and not in substitution for, any other rights or indemnities to which WG Partners is entitled at law as agent of the Company.

6.	This indemnity shall be without prejudice to the warranties and the indemnities subsequently given by the Company to WG Partners in any Placing Agreement.

7.	All sums payable to any Indemnified Person pursuant to this indemnity shall be paid free and clear of all deductions and withholdings unless the deduction or withholding is required by law, in which case the payer shall pay such amount as shall be required to ensure the net amount received by the relevant Indemnified Person equals the full amount which would have been received by it had such deduction or withholding not been made. If the HRMC or any taxing authority in any jurisdiction brings any sum payable pursuant to this Schedule into charge to tax (or into any computation of income, profits or gains for the purpose of any charge to tax) then (to the extent that the loss, damage, liability, cost, charge or expense in respect of which the sum is payable is not allowable as a deduction for tax purposes against the sum so payable and in the same accounting period as that in which such sum is brought into charge to tax) the amount payable shall be increased by such amount as shall ensure that after deduction of the tax so chargeable there remains a sum equal to the amount that would otherwise have been payable under this Schedule.

8.	Nothing in this Schedule shall exclude or restrict the duty or liability of WG Partners, its associates and/or persons connected to WG Partners that they may have to the Company under regulatory system (as such term is defined for the purposes of the FCA Rules).